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                                                                    Exhibit 21.1

                             List of Subsidiaries


Name of Subsidiary                Date of Incorporation  Place of Incorporation
------------------                ---------------------  ----------------------

Centra Software Europe Limited    June 25, 1999          United Kingdom

Centra Software Securities
   Corporation                    December 30, 1999      Massachusetts